EX-2.1 OTHERDOC
      Statement of Control Person

                                                                    Exhibit 2.1
                                                                    ----------

                             Statement of Control Person


The Statement on Schedule 13G/A dated November 21, 2002 with respect to the common stock, $.001 par value, of Ciphergen Biosystems Inc. is filed by Samuel
D. Isaly in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k) respectively as a control person (HC) of Orbimed Advisors LLC and Orbimed Advisors Inc.

Orbimed Advisors Inc. files this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k) respectively as an investment advisor (IA) and Orbimed Advisors LLC files this statement on Schedule 13G/A in accordance with the provisions or Rule 13d-1(c) and 13d-1(k) respectively as a corporation (CO).